Exhibit 99.1

                   Digital Recorders, Inc. Announces
New Loan Agreement in Place; CEO Says New Convertible Preferred Stock
                    Private Placement in the Works

     DALLAS--(BUSINESS WIRE)--March 17, 2006--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a technology leader in transit, transportation, law enforcement, and security digital communications systems, announced today that it has entered into a new loan agreement with Laurus Master Fund, Ltd. (Laurus), and reached the final stages of closing a $500,000 convertible preferred stock private placement with a private investor.
   "This new relationship with Laurus is an important step for us in our focus on the coming two years where, as we have already noted, we expect significant growth. We are excited about working with Laurus as they have already demonstrated a keen understanding of companies like DRI and potentially can be of material benefit and assistance to the Company's strategic plans. With regard to the forthcoming private placement, these efforts will serve to support and amplify our profit improvement focus as we further leverage economies of scale in our long-term growth plans," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.

   NEW LOAN AGREEMENT

   The Company entered into a loan agreement with Laurus on March 16, 2006, thus replacing its former lender, LaSalle Business Credit, LLC (LaSalle). The new $6 million, two-year working capital facility has no financial covenants, and borrowing availability is based upon accounts receivable and inventory. The interest rate is WSJ Prime plus
1.75 percent subject to an 8 percent floor. Additional security under the credit facility is a pledge of all tangible and intangible U.S. assets of the Company. The Company also granted Laurus warrants to acquire, at any time in the future, 550,000 shares of its restricted common stock at $0.10 per share, which are subject to registration within 120 days.
   Execution of the Laurus facility resulted in a total of $4.8 million in proceeds to the Company. After paying LaSalle and other transaction-related costs, the Company netted approximately $1.2 million in additional working capital.

   NEW PRIVATE PLACEMENT

   According to Mr. Turney, the Company also is in final stages of closing a $500,000 convertible preferred stock private placement with an industry knowledgeable private investor. This placement is convertible into shares of the Company's common stock at a price of $1.60 per share, has additional warrants for 93,750 shares similarly priced and exercisable for five years, and carries a 6 percent annual dividend payable quarterly in cash or in kind.
   None of the warrants issued in connection with the new loan agreement or the private placement have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

   ABOUT LAURUS MASTER FUND, LTD.

   Laurus is a New York-based financial institution that makes direct investments in US listed small and micro cap companies. Its vision is to lead the transformation of financial resources into growing profitable businesses in the small and micro cap universe. Since inception, Laurus has funded numerous public companies across many different industries. For more information, please visit www.laurusfunds.com.

   ABOUT THE COMPANY

   Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

   FORWARD-LOOKING STATEMENTS

   This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements about the expected closing of a new equity placement, expected significant growth, expected registrations timelines and shares to be included in such, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the equity placement will not be completed or not be completed on the terms expected, the risk that growth will not occur as expected or within the time frame expected, risks that registration statements might be delayed, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.



    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com